UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2012

UniTek Global Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

1777 Sentry Parkway West, Blue Bell, PA (Address of Principal Executive Offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (267) 464-1700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on April 3, 2012, the Board of Directors (the “Board”) of UniTek Global Services, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved the Senior Executive Compensation Plan (“Plan”), pursuant to which members of Company senior management (including the Company’s Named Executive Officers) will be compensated for their service in 2012 and, unless the Plan is revised, in future years. The Plan will be administered by the Committee, which may delegate responsibilities to Company officers as it deems appropriate.

The objectives of the Plan are to (i) align the compensation of executive management to key financial drivers; (ii) provide variable pay opportunities and targeted total cash compensation that is competitive within the Company’s labor markets; (iii) increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success; and (iv) create internal consistency and standard guidelines among the executive peer group. In achieving these objectives, the Plan is intended to enhance stockholder value by promoting a connection between the performance of the Company and the compensation of executive personnel of the Company. Payments pursuant to the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Participants in the Plan will receive incentive compensation opportunities (both short term and long term) based on either or both of Company and individual performance. Company performance shall be determined based on the Company’s ability to meet or exceed annual “Corporate Goals” as approved by the Board, while individual performance shall be determined based on the Participant’s ability to meet or exceed annual “Individual Goals” approved by the Committee.

There are three compensation components under the Plan:

•	Base Compensation
•	Short Term Incentive (STI), in which annual target amounts payable are to be set in advance, as a percentage of the Participant’s base salary, based on the achievement of either or both of Company Goals and Individual Goals. At the time the actual amount payable is determined, each participant may elect to receive payment either in 100% cash or in the form of 50% cash and 50% service-based restricted stock, which shall vest in equal annual installments on the first three anniversaries of the date of election. In the event the Participant chooses the second option, he or she will receive shares of restricted stock, in lieu of the cash amount foregone, at a slight discount to the market price of the Company’s common stock on the date of election.
•	Long Term Incentive (LTI), in which each Participant shall receive an annual target grant of RSUs, valued as a percentage of the Participant’s base salary, that consist 50% of time-vested RSUs that vest in equal annual installments on the first four anniversaries of the date of grant, and 50% of performance-vested RSUs that vest at the end of a three-year period following the date of grant, based upon the achievement of annual performance conditions established by the Committee in advance of each year during the grant period. The number of performance-vested RSUs ultimately earned will vary based on achievement with respect to the established performance targets, as measured at the end of the three-year period. In this regard, if achievement of the target goal is at less than 90%, no performance-based RSUs will be earned. If achievement is between 90% and 100% of target, then the number of RSUs earned will be prorated from 50% (at 90% achievement) to 100% (at 100% achievement) of the initial grant. If achievement is over 100% of target, then the number of RSUs earned will be increased commensurate with the percentage of achievement over target, with a maximum award of 150% of the initial grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEK GLOBAL SERVICES, INC.

Date: April 9, 2012	By:	/s/ Ronald J. Lejman
Ronald J. Lejman Co-Manager of the Interim Office of the CEO, Chief Financial Officer and Treasurer